Exhibit (a)(5)(ii)

FUNDAMENTAL CHANGE COMPANY NOTICE AND OFFER TO REPURCHASE TO THE HOLDERS OF 4.50% CONVERTIBLE SENIOR NOTES DUE 2019 ISSUED BY UTI WORLDWIDE INC.

UTi Worldwide Inc., a company incorporated in the British Virgin Islands (the “Company”), in accordance with the Indenture (as defined herein), hereby provides this Fundamental Change Company Notice and Offer to Repurchase (as such notice and offer may be amended or supplemented, this “Notice”) to the holders (each, a “Holder”) of the 4.50% Convertible Senior Notes due 2019 (the “Notes”) of the Company pursuant to the Indenture, dated as of March 4, 2014 (the “Indenture”, as amended by the First Supplemental Indenture, dated January 22, 2016 (the “First Supplemental Indenture”)), among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). This Notice is being provided in connection with the merger (the “Merger”) of a subsidiary of DSV A/S (“Parent” or “DSV”) with and into the Company, pursuant to the Merger Agreement (the “Merger Agreement”), dated as of October 9, 2015, among the Company, DSV and Louvre Acquisitionco, Inc. (“Merger Sub”), an indirect wholly owned subsidiary of DSV. The effective date of the Merger was January 22, 2016 (the “Effective Date”). On the Effective Date, each outstanding share of the Company’s ordinary shares, with no par value (“Company Ordinary Shares”), at the effective time of the Merger (the “Effective Time”) was converted into the right to receive $7.10 in cash (the “Ordinary Share Merger Consideration”). The Merger constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change” under the Indenture.

Each Holder has, subject to certain conditions, the right to: (1) pursuant to Section 15.02 of the Indenture, in connection with the Fundamental Change, require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000 (the “Fundamental Change Repurchase Right”), at a repurchase price equal to 100% of the principal amount thereof (the “Fundamental Change Repurchase Price”); or (2) pursuant to Section 14.03 of the Indenture and the First Supplemental Indenture, in connection with the Make-Whole Fundamental Change, elect to convert each $1,000 principal amount of Notes into the Ordinary Merger Share Consideration which such Holder would have received upon consummation of the Merger if such Holder had converted such $1,000 principal amount of Notes into Ordinary Shares (as defined in the Indenture) immediately before the effective time of the Merger, equal to $489.69 for each $1,000 principal amount of Notes held.

A Holder may (1) require the Company to repurchase for cash its Notes at any time prior to 5:00 p.m., New York City time, on February 24, 2016 (the “Expiration Date”), or (2) elect to surrender for conversion such Holder’s Notes at any time prior to February 29, 2016, in each case by complying with the appropriate Depository Trust Company procedures. The Company will not extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. Notes tendered may be withdrawn at any time prior to the Expiration Date, and Holder may not elect to surrender for conversion their Notes if they have already tendered pursuant to the Fundamental Change Repurchase Right without validly withdrawing such Notes.

Holders are under no obligation to either surrender their Notes for purchase pursuant to the Fundamental Change Repurchase Right or convert their Notes pursuant to the Make-Whole Conversion Right, and may elect to retain their Notes. The amount Holders would receive upon exercise of the Make-Whole Conversion Right is less than the value of the Fundamental Change Repurchase Price, and either value may be more or less than the over-the-counter market value for the Notes.

Generally, the receipt of cash by a U.S. Holder (as defined in the Fundamental Change Company Notice and Offer to Repurchase) from the Company in exchange for the Notes tendered will be a taxable event for U.S. federal income tax purposes. All stockholders should read carefully the Fundamental Change Company Notice and Offer to Repurchase for additional information regarding certain tax issues and should consult their own tax advisor regarding the tax consequences of the above described transactions.

Additional copies of this Notice may be obtained from the Trustee at its address set forth below. All determinations or calculations have been made by the Company, and the Trustee is entitled to rely conclusively on all such determinations and calculations. The Trustee makes no representation with respect to the accuracy or adequacy of the information contained in this Notice. The accuracy and adequacy of this Notice and the information contained herein are the sole responsibility of the Company.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities and Exchange Act of 1934 is contained in the Fundamental Change Company Notice and Offer to Repurchase and is incorporated herein by reference.

The Trustee, Paying Agent and Conversion Agent is: Wells Fargo Bank, National Association, 333 S. Grand Avenue, 5th Floor, Suite 5A, MAC E2 064-05A, Los Angeles, CA 90071, Attn: Corporate Trust Services

THIS SUMMARY NOTICE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE OFFER IS BEING MADE ONLY PURSUANT TO THE FUNDAMENTAL CHANGE COMPANY NOTICE AND OFFER TO REPURCHASE AND RELATED MATERIALS THAT THE COMPANY WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THEREAFTER DISTRIBUTE TO THE HOLDERS. HOLDERS SHOULD READ CAREFULLY THE FUNDAMENTAL CHANGE COMPANY NOTICE AND OFFER TO REPURCHASE AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. AFTER THE COMPANY FILES THE FUNDAMENTAL CHANGE COMPANY NOTICE AND OFFER TO REPURCHASE AND RELATED MATERIALS WITH THE SEC, NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT THE COMPANY FILES WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR FROM THE TRUSTEE AT THE ADDRESS ABOVE. HOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.